HAWAIIAN SUGAR TRANSPORTATION COMPANY














              STANDARD SUGAR MARKETING CONTRACT
                      TABLE OF CONTENTS



                                                  Page

ARTICLE I - DEFINITIONS                            1

ARTICLE II - OBLIGATION TO DELIVER AND
                    RECEIVE SUGAR                  4

ARTICLE III - DELIVERY OF SUGAR                    4

   SECTION 3.01 PLACE OF DELIVERY AND
                DELIVERY COSTS                     4
   SECTION 3.02 DELIVERY SCHEDULES                 5
   SECTION 3.03 MANNER OF DELIVERY                 5
   SECTION 3.04 TRANSFER OF TITLE AND
                RISK OF LOSS                       5

ARTICLE IV - WEIGHING AND QUALITY DETERMINATIONS   6

   SECTION 4.01 WEIGHT                             6
   SECTION 4.02 QUALITY DETERMINATIONS,
                PREMIUMS AND DISCOUNTS             6
   SECTION 4.03 TEST PERIODS                       6

ARTICLE V - PAYMENT FOR SUGAR                      7

   SECTION 5.01 SALE OF RAW SUGAR                  7
   SECTION 5.02 PAYMENT FOR SUGAR                  7
   SECTION 5.03 CAPITAL RESERVES                   9
   SECTION 5.04 OVERPAYMENTS                       10
   SECTION 5.05 METHOD OF PAYMENT                  10
   SECTION 5.06 AUDITOR                            10

ARTICLE VI - FORCE MAJEURE                         10

   SECTION 6.01 FORCE MAJEURE                      10
   SECTION 6.02 NOTICE                             10

ARTICLE VII - THIRD PARTY BENEFICIARY              11

   SECTION 7.01 INTENDED BENEFICIARY               11
   SECTION 7.02 AMENDMENT AND WAIVER               11

ARTICLE VIII - GENERAL                             11

   SECTION 8.01 TERM                               11
   SECTION 8.02 ARBITRATION                        11
   SECTION 8.03 MISCELLANEOUS                      13


              STANDARD SUGAR MARKETING CONTRACT


    THIS STANDARD SUGAR MARKETING CONTRACT (this "Contract"), dated as of June 4, 1993, is made between Hawaiian Sugar Transportation Company, Inc., an agricultural cooperative association organized under the laws of the State of Hawaii (the "Association"), and Oahu Sugar Company, Limited a Hawaii corporation organized under the laws of the State of Hawaii (the "Producer").

                          RECITALS

    WHEREAS, the Association is organized to market raw sugar produced from sugarcane grown in the State of Hawaii and the byproducts thereof for the producers thereof on a cooperative basis;

    WHEREAS, the Producer is a producer of raw sugar from sugarcane grown in the State of Hawaii;

    WHEREAS, concurrently herewith the Association is entering into an Agreement for the Delivery and Sale of Raw Sugar with California and Hawaiian Sugar Company, a corporation organized under the laws of the State of California ("C&H"), pursuant to which the Association has agreed to sell raw sugar to C&H (the "C&H Raw Sugar Agreement");

    WHEREAS, C&H and A&B-Hawaii, Inc., a Hawaii corporation ("ABHI"), the Producer and each of the other principal producers of raw sugar from sugarcane grown in the State of Hawaii (the "Principal Producers") are concurrently herewith entering into a Purchase Agreement pursuant to which the Producer has agreed to enter into this Contract;

    WHEREAS, each of the Principal Producers is concurrently herewith also entering into a Standard Sugar Marketing Contract with the Association in substantially the form of this Contract (the "Standard Sugar Marketing Contract"); and

    WHEREAS, the Producer desires to sell and deliver, and the Association desires to purchase and receive, raw sugar on the terms and conditions set forth below;

    NOW THEREFORE, in consideration of the premises and of the
mutual   covenants   and  agreement  herein   contained,   the
Association and the Producer hereby agree as follows:

                          ARTICLE I

                         DEFINITIONS

   SECTION 1.01        CERTAIN DEFINED TERMS.

    As used in this Contract, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

   "Business Day" shall mean any Day on which commercial banks in San Francisco, California and Honolulu, Hawaii are required by law to be open for business.

   "C&H" shall have the meaning set forth in the third recital hereof.

    "C&H Raw Sugar Agreement" shall have the meaning set forth in the third recital hereof.

   "Contract Year" shall mean a calendar year.

    "Event of Force Majeure" shall mean an event that causes a permanent or temporary interruption in, on the one hand, the sale and delivery of Sugar hereunder by the Producer or, on the other hand, the purchase and receipt of Sugar hereunder by the Association, which is beyond the reasonable control of the Producer or the Association, respectively, and could not, by the exercise of due diligence, have been avoided by the Producer or the Association, respectively, and shall include, without limitation:

            (a)  an  act  of  God,  including,
      without    limitation,   fire,    flood,
      earthquake, landslide, storm, hurricane,
      typhoon,   epidemic, an influx of  pests
      or similar occurrence;

            (b)   war,  whether  declared   or
      undeclared,   blockade,  port   closing,
      revolution,     insurrection,      civil
      disturbances,   sabotage,  or  acts   of
      public enemies;

           (c)  strike,  boycott,  lockout  or
      other labor disturbance;

           (d)  explosion, breakage, or  other
      damage  to  or  failure or breakdown  of
      facilities or equipment related  to,  in
      the case of the Producer, the growing or
      processing of sugarcane by the  Producer
      or,  in the case of the Association, the
      storage or transporting of raw sugar  by
      the   Association,   the   storage    or
      transporting  of raw  sugar      by  the
      Association  (including  the   loss   or
      substantial  impairment  of  the   sugar
      delivery vessels owned, controlled or regularly employed by the Association);

           (e)  power  failure, unavailability
      of  ocean  transportation,  shortage  or
      lack   of   water,  fuel  or   materials
      resulting  from another Event  of  Force
      Majeure or the acts or omissions of a person or entity not under the control or direction of the Producer or the Association, as the case may be; and

           (f)  an  order,  judgment,  ruling,
      decision or other act or failure to  act
      of  any  governmental, civil or military
      or  judicial to act of any governmental,
      civil or military or judicial authority,
      including,   without   limitation,   any
      adoption of, or change in, any law, regulation or other legal requirement.

    "Final Net Price Per Pound" shall refer to the payment described in Section 5.02(d).

    "Final  Payment" shall refer to the payment  described  in
Section 5.02(d).

    "Initial Delivery Schedule" shall have the meaning set forth in Section 3.02(a).

    "Initial Per Unit Allocation" shall refer to the payments described in Section 5.02(a)

    "Molasses" shall refer to the final or blackstrap molasses produced, by or for the account of a Patron in connection with the production of raw sugar by or for the account of such Patron.

   "Patrons" shall mean all of the producers of raw sugar from
sugarcane  grown  in  the  State  of  Hawaii,  including   the
Producer,   who  are  parties  to  Standard  Sugar   Marketing
Contracts.

    "Prime Rate" shall mean the "prime" or "base" rate announced from time to time by Bank of America N.T. & S.A. at its principal office in San Francisco, California in respect of 90-day loans to its corporate borrowers.

    "Producer's Customary Raw Sugar Terminal" shall have the meaning set forth in Section 3.01(a).

    "Raw Sugar Terminal" shall refer to each of the raw sugar terminals located in Hawaii which heretofore has been used by C&H to store raw sugar.

    "Raw Value" of any quantity of Sugar shall mean its equivalent in terms of ordinary commercial raw sugar testing 96 degrees by the polariscope. This conversion is to be done for Sugar testing more than 92 degrees by the polariscope by multiplying (i) the number of pounds, avoirdupois, thereof by
(ii) the quantity obtained by adding (A) 0.93 to (B) the quantity obtained by multiplying (X) 0.0175 by (Y) the number of degrees and fractions of a degree of polarization above 92 degrees for such Sugar.

    "Revised Delivery Schedule" shall refer to the schedules described in Section 3.02(a) and Section 3.02(b).

    "Standard Sugar Marketing Contract" shall have the meaning set forth in the fifth recital hereof.

    "Sugar" shall mean any grade or type of saccharine product other than molasses produced from sugarcane grown in Hawaii.

    "Sugar  of  a Contract Year" shall mean, for any  Contract
Year,  all  Sugar  produced  by  the  Patrons  to  which   the
Association  has taken title in accordance with  Section  3.04 during such Contract Year.

    "Supplemental Per Unit Allocation" shall refer to the payments described in Section 5.02(b).

    "Test  Period" shall mean any of the periods described  in
Section 4.03.

   "Total Payment" shall have the meaning set forth in Section
5.02(e).
                         ARTICLE II

           OBLIGATION TO DELIVER AND RECEIVE SUGAR


    (a) Basic Obligation. Unless otherwise set forth in a rider attached hereto, for the term of this Contract the Producer agrees to sell and deliver to the Association, and the Association agrees to purchase and receive from the Producer, all of the Sugar produced by the Producer from sugarcane grown in the State of Hawaii. All Sugar delivered to the Association shall be delivered in the form of raw centrifugal cane sugar polarizing at not less than 94 degrees and shall be in good order and sound condition.

    (b) Limitation. Nothing in this Contract shall, however, obligate the Producer to cultivate sugarcane or, except as set forth in Section 3.02(c), to produce Sugar for sale to the Association. Nor shall the Association have any liability under this Agreement for failing to purchase and receive Sugar if such failure arises from a default by C&H under the terms of the C&H Raw Sugar Agreement. Further, if the C&H Raw Sugar Agreement terminates during the term hereof, this Contract shall be amended as appropriate.


                         ARTICLE III

                      DELIVERY OF SUGAR

   SECTION 3.01   PLACE OF DELIVERY AND DELIVERY COSTS.

    (a) Place of Delivery. All Sugar to be delivered by the Producer pursuant to this Contract shall be delivered to the Raw Sugar Terminal customarily used by the Producer (the "Producer's Customary Raw Sugar Terminal"), or to such other place or places within the State of Hawaii, as may be directed by the Association.

    (b) Delivery Costs. All costs incurred in delivering the Producer's Sugar to the Association in accordance with subsection (a) above shall be borne by the Producer, except that if the Association shall direct the Producer to deliver any portion of its Sugar to a place or places within the State of Hawaii other than the Producer's Customary Raw Sugar Terminal, then the Association shall charge or pay to the Producer, as the case may be, an amount equal to the difference between (i) the delivery costs for such Sugar from the Producer's mill to the place of actual delivery and (ii) the delivery costs which would have been incurred if the Sugar had been delivered to the Producer's Customary Raw Sugar
Terminal. Such charge or payment with respect to delivery costs incurred during any Test Period hereunder shall be set forth together with supporting detail in a statement presented by the Producer to the Association promptly following the end of such Test Period, and shall be due and payable on the tenth
(10th) day of the month next following such Test Period.

     (c) Emergency Storage. Whenever conditions make it necessary in the judgment of the Association for Sugar to be put into emergency storage in Hawaii, the Association may direct the Producer to deliver its Sugar into emergency storage facilities, which may include facilities at the Producer's mill. All costs connected with the use of such emergency storage shall be separately accumulated and shall be apportioned among all of the Patrons of the Association on such fair and equitable basis as may be agreed upon by the Association and such Patrons.



   SECTION 3.02   DELIVERY SCHEDULES.

    (a) Initial and Revised Delivery Schedules. On or before the first day of October and each Contract Year, the Producer shall furnish the Association with a delivery schedule setting forth the quantity of Sugar it expects to deliver to the
Association during each calendar week of the immediately succeeding Contract Year (the "Initial Delivery Schedule"). On the next to the last Business Day of each calendar week the Producer shall furnish the Association with an update of the delivery schedule last furnished to the Association, with such adjustments, if any, as may be appropriate to reflect new information pertinent to the quantities of Sugar the Producer expects to deliver in each calendar week of the Contract Year; provided, however, that no adjustments shall be made to the Sixteen Week Best Efforts Supply Commitment described in
Section 3.02(c) except as made necessary by an Event of Force Majeure. Initial Delivery Schedules as updated are referred to herein as "Revised Delivery Schedules".

    (b) Delivery Schedules for 1993 Contract Year. On or before the next to the last Business Day of the first calendar week beginning after the date of this Contract, the Producer shall furnish the Association with a delivery schedule setting forth the quantity of Sugar it expects to delivery to the Association during each calendar week of the 1993 Contract Year. On the next to the last Business Day of each succeeding calendar week of the 1993 Contract Year, the Producer shall furnish the Association with updated delivery schedules ("Revised Delivery Schedules") conforming in all respects to Revised Delivery Schedules as described in Section 3.02(a).

    (c) Sixteen Week Best Efforts Supply Commitment. The Producer shall use its efforts to deliver the Sugar scheduled under a Revised Delivery Schedule for delivery during each of the sixteen consecutive calendar weeks commencing with the calendar week next following the week in which the Revised Delivery Schedule is delivered to the Association.

     (d) The Producer shall exercise due diligence and reasonable care in the preparation of delivery schedules hereunder and shall furnish the Association with such other information as the Association may reasonably request regarding the Producer's expected deliveries of Sugar to the Association.


   SECTION 3.03    MANNER OF DELIVERY.

    (a)  Suitable  Vehicles.  The Producer shall  deliver  all
Sugar to the Association in bulk and by vehicles equipped for the transportation of raw sugar.

    (b) Commingled Sugar. When Sugar produced by the Producer is commingled with Sugar from other Patrons for transportation to the designated point of delivery, the Producer's share of any such shipment shall be determined by a method to be mutually agreed upon by the Producer and the Association.


   SECTION 3.04    TRANSFER OF TITLE AND RISK OF LOSS.

    Notwithstanding any other provision hereof, title and risk of loss to Sugar subject to this Contract shall pass from the Producer to the Association: (i) when such Sugar is loaded by the Producer aboard ground transportation equipment for movement to the Producer's Customary Raw Sugar Terminal or any alternative delivery point designated by the Association or
(ii) if emergency storage at the Producer's mill has been authorized by the Association pursuant to Section 3.01(c), as Sugar is put into such storage pursuant to the Association's authorization. Upon such passage of title, all such Sugar shall become the property of and shall be subject to the order of the Association and any and all warehouse receipts or other documents of title or accountability related to such Sugar shall be delivered to and issued in the name of the Association.



                         ARTICLE IV

             WEIGHING AND QUALITY DETERMINATIONS


   SECTION 4.01    WEIGHT.

    The Association shall weigh, or cause to be weighed, all Sugar delivered to the Association by the Producer. The methods of weighing shall be in accordance with the established practice for each place of delivery, or as may be agreed upon between the Association and the Patrons. Weighing shall be subject to check by representatives of the Producer.


   SECTION 4.02    QUALITY DETERMINATIONS
                 PREMIUMS AND DISCOUNTS.

    (a) Sampling and Testing. All Sugar delivered by the Producer to the Association shall be sampled in accordance with the procedures last employed by C&H as of the date of this Contract and shall be tested by the Association or its designee in accordance with the procedures set forth in the C&H Raw Sugar Agreement, as amended from time to time.

     (b)   Premiums  and  Discounts.   Quality  premiums   and
discounts for all Sugar delivered by the Producer to the Association shall be calculated in accordance with the provisions of the C&H Sugar Agreement, as amended from time to time, except that the "Basis Price" for purposes of such calculations shall mean the weighted average of the Basis Prices determined under the C&H Raw Sugar Agreement with respect to all Sugar delivered by the Association to C&H under such Agreement. A premium for Aiea Quality Raw Sugar shall be paid only on Aiea Quality Raw Sugar that is delivered to C&H's Aiea refinery pursuant to the authorization or direction of the Association. The Association shall allocate among the Patrons the opportunity to deliver Aiea Quality Raw Sugar to the C&H Refinery on a fair and equitable basis that takes into account the ability to produce Aiea Quality Raw Sugar in a manner that will enable the Association to fulfill its obligations under the C&H Raw Sugar Agreement and the costs to the Association of fulfilling such obligation.

    (c)  Costs.   The  cost  of  all test  and  determinations
required  by  this  Section  4.02  shall  be  borne   by   the
Association.

    (d) Commingling. The quality determination referred to in this Section shall be made before the Producer's Sugar is commingled with the Sugar of other Patrons. However, if more than one Patron shall have its sugarcane ground at the same mill, the sugarcane may at the option of such Patrons be commingled prior to grinding or milled separately and the juices and other after-products therefrom commingled. In such case, the quality determinations referred to in the Section
4.02 shall be made with respect to the resulting commingled Sugar and the Sugar of each of the Patrons whose sugarcane or sugarcane juices or other after-products were commingled shall be deemed equal in quality for purposes of this Section.


   SECTION 4.03    TEST PERIODS.

    (a) Separate Determinations. Quality determinations shall be made and premiums and discounts computed separately for the Sugar delivered by the Producer to the Association in each of the Test Periods in each Contract Year hereunder.

    (b) Twelve Periods. There shall be twelve Test Periods in each Contract Year. The first Test Period in each Contract Year shall commence on January 1 and end at midnight on the Saturday preceding the last Sunday of such month provided, however, that in the case of the 1993 Contract Year, the first Test Period shall commence on the date hereof and end at midnight on the Saturday preceding the last Sunday of the month in which such Test Period commences. Each succeeding Test Period shall commence at the end of the preceding Test Period and continue until midnight on the Saturday preceding the last Sunday of the next succeeding calendar month; provided, however, that the last Test Period in each Contract Year shall commence at midnight on the Saturday preceding the last Sunday in November and continue through December 31 of such year.

    (c) Advice to Producer. Quality determinations shall be made and discounts and premiums computed for each Test Period with respect to all Sugar of the Producer delivered to the Association during such Test Period. Promptly following the close of each Test Period there shall be furnished by the Association to the Producer full information as to the quantity and quality of all of the Sugar of the Producer for which quality determinations were made during such Test Period.


                          ARTICLE V

                      PAYMENT FOR SUGAR


   SECTION 5.01    SALE OF RAW SUGAR.

    The Producer acknowledges that all of the raw Sugar delivered to the Association by the Producer and the other
Patrons shall be sold by the Association under or subject to the terms of the C&H Raw Sugar Agreement.


   SECTION 5.02    PAYMENT FOR SUGAR.

   The Association shall make payment to the Producer, as full return and payment for all Sugar of the Contract Year delivered by the Producer to the Association, in amounts and at times as follows:

   (a) Initial Per Unit Allocation. The Association shall, at the end of each Test Period, compute the total number of pounds, Raw Value, of all Sugar delivered by the Producer to the Association during such Test Period. In addition, at such time the Association shall also estimate the Final Net Price Per Pound (as described in Section 5.02(d)) to be realized from all sales of Sugar during the Contract Year. Ninety percent (90%), of the amount so determined or such larger or smaller percentage as the Board of Directors of the Association, in its sole discretion, may from time to time determine, shall be the Initial Per Unit Allocation per pound, Raw Value, payable by the Association with respect to all Sugar of the Contract Year delivered during such Test Period. The product of such Initial Per Unit Allocation multiplied by the number of pounds, Raw Value, of Sugar delivered by the Producer to the Association during such Test Period shall be paid on the tenth (10th) day of the month following the close of the Test Period.

    (b) Supplemental Per Unit Allocations. Supplemental Per Unit Allocations may be paid to the Producer from time to time with respect to Sugar of the Contract Year which has theretofore qualified for an Initial Per Unit Allocation in such amounts and at such times during each Contract Year as determined in the sole discretion of the Board of Directors of the Association provided that in the judgment of the
Association, such payments can be made without risk of overpayment to the Patrons and without prejudicing the financial position of the Association.


     (c) Equal Per Unit Allocations. Notwithstanding subsections (a) and (b)above, Initial Per Unit Allocations and Supplemental Per Unit Allocations shall be paid to the Patrons in such manner that the aggregate amount of Initial Per Unit Allocations and Supplemental Per Unit Allocations paid to each Patron, including the Producer, per pound of Sugar, Raw Value, shall at all times be as nearly equal as is practicable; provided, however, that if the Board of Directors determines that payment to the Producer of aggregate Initial Per Unit Allocations and Supplemental Per Unit Allocations per pound of Sugar, Raw Value, equal to such allocations per pound paid to the other Patrons may create a risk of overpayment to the Producer, it may direct that Initial Per Unit Allocations or Supplemental Per Unit Allocations otherwise payable to the Producer be reduced so as to avoid such overpayment, provided that to the extent any such reduction exceeds the overpayment that could have occurred but for such reductions, the Producer shall be paid at the time of Final Payment such excess together with interest at a rate equal to the Prime Rate.

    (d) Final Payment. Within 60 days following the date on which the Association shall complete the sale of all of the Sugar of the Contract Year for each Contract Year, the Final Payment for the Sugar of the Contract Year shall be made to the Producer in an amount computed as follows:

            (i)  The  net  sum  of  all quality  premiums  and
discounts applicable to all Sugar of the Contract Year, calculated in accordance with Section 4.02, shall be determined. If the total of such premiums and discounts is a negative figure, the sum thereof shall be added to the Total Payment for Sugar of the Contract Year as determined pursuant to subsection (e) below. If the total of such premiums and discounts is a positive figure, the sum thereof shall be subtracted from the Total Payment for Sugar of the Contract
Year. In either event, the resulting amount shall then be divided by the number of pounds of Sugar of the Contract Year (the "Final Net Price per Pound").

            (ii) Such Final Net Price Per Pound shall then be multiplied by the number of pounds of Sugar of the Contract
Year delivered by the Producer to the Association. From the result thereof there shall then be deducted:

                  (A) The aggregate amount of all Initial  Per
    Unit Allocations paid by the Association to the Producer with respect to Sugar of the Contract Year; and

                  (B) The aggregate amount of all Supplemental
    Per Unit Allocations paid by the Association to the Producer with respect to Sugar of the Contract Year.

                  (iii)The amount so determined shall, subject to the adjustments required by subsections (f) and (g) below, be the Final Payment due from the Association to the Producer with respect to the Sugar of the Contract Year.

    (e) Total Payment. The total payment to be made by the Association for all of the Sugar of any Contract Year to all Patrons who delivered Sugar to the Association pursuant to a Standard Sugar Marketing Contract during such year shall be calculated as follows:

           (i) There shall first be added together:

                  (A)  The  gross  proceeds  received  by  the
   Association from the sale of all Sugar of the Contract Year. In determining the gross proceeds from the sale of Sugar of the Contract Year the Association shall consider that all sales of Sugar are sales of Sugar of a given Contract Year until such time as the total amount of Sugar sold or otherwise accounted for and not allocated to a prior Contract Year is equivalent to the total amount of Sugar of the given Contract Year. Sale of Sugar thereafter shall be considered to be sales of Sugar of the subsequent Contract Year.

                  (B)  All  other receipts of the  Association
   in  the  nature  of income received or accrued  during  the
   Contract Year, which, insofar as practicable by the application of proper accounting principles, are attributable to Sugar of the Contract Year, but not including any proceeds from the sale or other disposition by the Association of molasses.

            (ii) From the sum of the items described in subsection (i) above, there shall be deducted all marketing, operating distribution, transportation and other expenses of the Association of whatever kind or nature, whether paid or accrued, including, without limitation, depreciation, bonuses, contribution to pension, insurance and disability plans, charitable contributions, and all other types of expenses which by the application of proper accounting principles are allocable to Sugar of the Contract Year.

     The   remainder  determined  pursuant  to  the  foregoing
calculation shall constitute the Total Payment for the Sugar of the Contract Year.

    (f) Terminal Costs. The Association shall determine, separately for each Raw Sugar Terminal, all costs incurred during each Contract Year for receiving, weighing, sampling, sorting, loading, wharfage, loading laytime, and any other expenses relating to Sugar of the Contract Year after its delivery at such terminal and prior to completion of loading and the commencement of ocean transportation. The sum so determined shall be dived by the number of pounds of Sugar of the Contract Year delivered at each terminal by all Patrons. If the amount per pound so computed for any Raw Sugar Terminal exceeds the Contract Year's average of such costs for all Raw Sugar Terminals, then the Final Payment for all Sugar of the Contract Year delivered at such terminal shall be reduced by the amount of such excess, and if the amount per pound so computed for any Raw Sugar Terminal is less than the average of such costs for all Raw Sugar Terminals, then the Final Payment for all Sugar of the Contract Year delivered at such terminal shall be similarly increased. For purposes of the foregoing computations, Sugar delivered pursuant to Section
3.01 to a place other than the Producer's Customary Raw Sugar Terminal shall be deemed to have been delivered to such terminal and the costs incurred with respect to such terminal shall include the costs that would have been incurred had such sugar actually been delivered to the terminal.

    (g) Quality Premiums and Discounts. The quality premiums and discounts applicable to the Producer's Sugar of a Contract Year, calculated in accordance with Section 4.02, shall be accumulated until the time for Final Payment for Sugar of the Contract Year, at which time the sum thereof, after adjustment to reflect the payment of Initial and Supplemental Per Unit Allocations on a Raw Value basis, shall be added to the amount of the Final Payment to be made by the Association to the Producer, or shall be deducted by the Association from the Final Payment otherwise payable to the Producer, as the case may be.


   SECTION 5.03    CAPITAL RESERVES.

    If during any Contract Year the Board of Directors of the Association has determined to withhold a sum from the members of the Association for the purpose of a capital reserve, as permitted by the Bylaws of the Association, then the portion of such sum allocable to the Producer shall be subtracted from such payment or payments due hereunder to the Producer for such Contract Year as the Board of Directors of the Association may determine. The Association shall maintain records of all sums so withheld by it from the patronage allocation of the Producer and shall advise the Producer in writing of the dollar amount of any sum so withheld.

   SECTION 5.04    OVERPAYMENTS.

    If for any reason the aggregate amount of the Initial Per Unit Allocations and the Supplemental Per Unit Allocations paid to the Producer for Sugar of a Contract Year exceeds the total net amount due to such Producer for such Contract Year as computed under Section 5.02, less any sum directed to be withheld from such Producer pursuant to Section 5.03 for capital reserves of the Association, then the Association may, at its option, either (i) invoice such Producer for the amount of the overpayment so determined and the Producer shall promptly, and in any event with five (5) Business Days, pay the Association such amount following receipt of such invoice or (ii) deduct such overpayment from any amount or amounts payable to the Producer with respect to Sugar of the next succeeding Contract Year, or both.


   SECTION 5.05    METHOD OF PAYMENT.

    The Association shall make all payments by check or wire transfer; provided, however, that at all times the Association shall have the option of making any payment due hereunder, in whole or in part, by means of an unsecured note due within thirty days, bearing a rate of interest to be mutually agreed upon between the Association and the Producer.


   SECTION 5.06    AUDITOR.

    The Producer may at his own expense employ a certified public accountant satisfactory to the Association to audit such accounts of the Association as may be necessary in order to ascertain the correctness of an amounts allocated by the Association to the Producer under this Contract. The Association agrees to extend necessary facilities to such auditor.


                         ARTICLE VI

                        FORCE MAJEURE


   SECTION 6.01    FORCE MAJEURE.

    In the event that an Event of Force Majeure shall prevent the Producer or the Association from taking any action required hereunder, then the Producer's or the Association's obligations, as the case may be, shall be suspended for the duration of such event.

   SECTION 6.02    NOTICE.

    If the Producer or the Association shall be prevented from performing its obligations hereunder in full or in part as a result of the occurrence of an Event of Force Majeure, such party shall give prompt notice thereof to the other (but in no event more than ten (10) days after the disabled party is aware that its performance will be prevented) which notice shall specify the nature of such occurrence, the steps being taken and intended to be taken to remove the disability, and an estimate of the date when full performance will be resumed hereunder. The disabled party shall keep the other party informed of a material developments with respect to such Event of Force Majeure.



                         ARTICLE VII


                   THIRD PARTY BENEFICIARY

   SECTION 7.01    INTENDED BENEFICIARY.

    The Producer and the Association acknowledge and agree the C&H is an intended third party beneficiary of this Contract and shall be entitled to enforce any and all obligations of the Producer under this Contract.

   SECTION 7.02    AMENDMENT AND WAIVER.

   This Contract, including the riders and exhibits hereto, if any, may be amended, any right, obligation or condition hereunder waived, and any departure from any provision hereof permitted, only upon the prior written consent of C&H, which consent shall not be unreasonably withheld.


                        ARTICLE VIII

                           GENERAL


   SECTION 8.01    TERM.

    The term of the Contract shall commence June 4, 1993 and shall end on June 3, 2003.

   SECTION 8.02    ARBITRATION.

    (a) General. Except for any controversy or disagreement arising out of or relating to the interpretation or
enforcement   of   this  Section  8.02  any   controversy   or
disagreement arising out of or relating to this Contract or any breach hereof shall be submitted by the parties to arbitration in Honolulu, Hawaii, under the Commercial Arbitration Rules of the American Arbitration Association for commercial arbitration and, to the extent not inconsistent therewith or with the terms hereof, the laws of the State of Hawaii. Such arbitration shall be undertaken by three disinterested arbitrators (the "Arbitrators") one of whom shall be selected by the Producer, one by the Association, and one of whom shall be the chairman of the arbitral tribunal and shall be chosen by agreement between the first and second Arbitrators. The Producer and the Association shall select such Arbitrators within fifteen (15) days after the party desiring arbitration has notified the other party in writing. Such notice demanding arbitration shall state specifically the question or questions to be submitted for decision or the point or points in controversy and shall include such party's selection of an Arbitrator. If, at the expiration of fifteen
(15) days from receipt of such notice, the party receiving such notice has not informed the party demanding the arbitration of its selection of a second arbitrator, the party making the demand may make such selection. The first and second Arbitrators shall select a third Arbitrator within fifteen (15) days from the date of the appointment of the second Arbitrator. If the first and second Arbitrators cannot agree as to a third Arbitrator, such third Arbitrator may be appointed upon ten days' notice upon application of either party to the chief or presiding judge, or judge acting as chief of presiding judge, of the First Circuit Court of the State of Hawaii. The arbitral tribunal shall set the date, time and place for each hearing, shall give to each of the parties at least 10 days' advance written notice of the date, time and place of the initial hearing and shall proceed without delay to hear and determine the matters in dispute. Each of the parties hereto may be represented by counsel or other authorized representative at any hearing. The party intending to be so represented shall notify the Arbitrators and the other party of the name and address of the representative at least three days prior to the date set for the hearing. Such arbitration shall be conducted in such manner as the Arbitrators shall determine, consistent with the above referred to Commercial Arbitration Rules. A written transcript of the proceedings shall be prepared at the expense of the party requesting such transcript, if any, or if both parties hereto shall so request, they shall share the cost equally.

    (b) Expenses. Each party shall bear any expenses incurred by it prior to arbitration, including legal and accounting fees, if any, with respect to any disagreement hereunder. If the matter is submitted to arbitration, the Arbitrators shall designate the party or parties to bear the expenses of such arbitration and/or the respective amounts to be borne by each party. In making such an allocation of costs, the Arbitrators shall be expressly instructed by the parties that, absent extraordinary circumstances, the prevailing party in such a proceeding shall be entitled to reimbursement for its reasonable attorneys' fees and other reasonable expenses incurred in connection therewith by the non-prevailing party.

    (c) Remedies. The Arbitrators shall have the authority to resolve any dispute under this Contract that is submitted to them, including, without limitation the right to determine (a) whether any party is in breach of any of its obligations under this Contract, (b) whether such breach has resulted in damage to another party to this Contract (c) the amount of money necessary to compensate such damage, and (d) any equitable relief appropriate under the circumstances. The Arbitrators shall render their written decision in respect of the controversy at issue within 90 days after the date on which a notice demanding arbitration is first given. The determination of the Arbitrators as to any matter submitted to arbitration shall be conclusive and binding upon the parties hereto. Each party shall immediately make such changes in the conduct of such party's business or such payment of damages, as the case may be, as required by such determination and award, if any.

    (d) Enforcement. Judgment upon any award rendered by the Arbitrators may be entered in any court having jurisdiction over the parties and the subject matter. In the event that either party hereto shall be required to take any action to enforce any such judgment, such party shall be entitled to reimbursement for its reasonable attorneys' fees and other reasonable expenses incurred in connection therewith by the non-prevailing party.

    (e) Discovery. Discovery in such proceedings shall be limited to the taking of depositions and document production. Unless ordered by the Arbitrators, the submission of interrogatories will not be permitted. The Arbitrator shall have the power to enforce the discovery rights and obligations set forth in this Section. The books and papers of the parties hereto, so far as they relate to matters submitted to arbitration, shall be open to the investigation of the Arbitrators.

    (f) Chairman. In an arbitration proceeding conducted pursuant to this Section, the chairman of the arbitral tribunal shall be a citizen of the United States who shall (i) be admitted to practice law in one of the states of the United States, (ii) shall have had at least 20 years' experience as an attorney or a judge and (iii) have expertise in the area of commercial law.

    (g) Notice to C&H. The party initiating an arbitration shall give C&H a copy of the notice demanding arbitration at the same time it serves the other party with such notice. C&H shall be entitled to intervene in such arbitration and, to the extent its interest are affected, to participate in such arbitration.

    (h) Cooperation. The parties hereto agree that they will cooperate in good faith in such proceedings in order to work toward the prompt resolution of the subject dispute.



   SECTION 8.03     MISCELLANEOUS

    (a) Interpretation of Agreement. Any reference in this Contract to an Article, a Section, an Appendix or an Exhibit is a reference to an article hereof, a section hereof, an appendix hereto or an exhibit hereto, respectively, and to a subsection or a clause is, unless otherwise stated, a reference to a subsection or a clause of the Section or subsection in which the reference appears. The words "hereof", "herein", "hereto", "hereunder" and the like mean and refer to this Contract as a whole and not merely to the specific Article, Section, subsection or clause in which the respective word appears. References to agreements and other contractual instruments shall be deemed to include all subsequent amendments and other modifications thereto, but only to the extent such amendments and other modifications are not prohibited by the terms of this Contract. References to statutes or regulations are to be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation referred to. The captions and headings used in the Contract are for the convenience of reference only and shall not affect the construction of this Contract.

   (b) Execution and Effect of Amendments. If approved by not less than sixty-seven percent (67%) of the votes of the Patrons who are parties to Standard Sugar Marketing Contracts, with such Patrons voting as hereinafter described, and if approved by the written consent of C&H, as provided under
Section 7.02, the Board of Directors of the Association may adopt amendments so approved to all, and not less than all, of the Standard Sugar Marketing Contracts, including this Contract; provided, however, that if the Association enters into any contract or agreement contingent on the continuance of any of the terms of the Standard Sugar Marketing Contract, then, so long as such contract or agreement remains in effect, the Standard Sugar Marketing Contract shall not be amended in any way that might be in violation of any commitment of the Association in connection with such contract or agreement; and provided further that no amendment extending the period of, changing materially the payment provisions of, or imposing supply commitments under the Standard Sugar Marketing Contract shall be adopted without the approval of all of the Patrons who are parties to the Standard Sugar Marketing Contracts. In voting on any proposed amendment to the Standard Sugar Marketing Contract, each Patron shall be entitled to one vote for each Raw Value ton of Sugar of the preceding two (2) Contract Years credited to such Patron in the Association's final accounting for such Contract Years. If a Patron was not a party to the Standard Sugar Marketing Contract for the whole of such period, it shall be entitled to votes equal to the product of the tons of Sugar which were supplied by such Patron, during the immediately preceding twelve months multiplied by two (2). Upon the adoption of any amendment to the Standard Sugar Marketing Contract, in the manner provided herein, the provisions of such amendment shall, from and after the specified effective date of such amendment, be treated for all purposes as provisions of the Standard Sugar Marketing Contract, and shall be binding on all parties to the Standard Sugar Marketing Contract.

    (c) Entire Agreement. This Contract, including the riders and exhibits hereto, if any, together with the provisions of the C&H Raw Sugar Agreement and the other agreements and documents expressly referred to herein, embodies the entire agreement and understanding of the parties hereto in respect of the transactions contemplated by such agreements. There are no restrictions, promises, inducements, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein or therein. This Contract supersedes all prior agreements and understandings between the parties with respect to such transactions.

    (d) Notices. Any notice, request, instruction or other document to be given hereunder by any party hereto (or C&H) to the other party hereto (or to C&H) shall be in writing, shall be deemed to have been duly given or delivered when (i) delivered personally, (ii) telecopied (receipt confirmed, with a copy sent by certified or registered mail), (iii) telexed (and the appropriate answer back received, with a copy sent by certified or registered mail), or (iv) sent by certified or registered mail, postage prepaid, return receipt requested, or by Federal Express or other overnight delivery service, to the address of the party (or C&H) set forth below or to such address as the person to whom notice is to be given shall provide in a written notice to the other party (or C&H).

   (i)     To the Association:

           Hawaiian Sugar Transportation Company
           c/o C. Brewer and Company, Limited
           827 Fort Street
           Honolulu, Hawaii 96813

           Telecopier: (808) 544-6182
           Telephone: (808) 536-4461
           Attention: President

           with copies to:

           Hawaiian Sugar Transportation Company
           830 Loring Avenue
           Crockett, CA  94525-1199

           Telecopier: (510) 787-3196
           Telephone: (510) 787-4242
           Attention: Vice President - Operations

   (ii)    To the Producer:  c/o Amfac/JMB Hawaii, Inc.
                             900 N. Michigan Avenue
                             Chicago, IL  60611

           Telecopier:_____________________
           Telephone:______________________
           Attention: President


           with copies to:

           Telecopier:_____________________
           Telephone:______________________
           Attention: General Counsel


   (iii)   To C&H:

           C&H Sugar Company
           830 Loring Avenue
           Crockett, CA  94525-1199

           Telecopier: (510) 787-2058
           Telephone: (510) 787-4205
           Attention: President



           With copies to:

           C&H Sugar Company
           830 Loring Avenue
           Crockett, CA  94525-1199

           Telecopier: (510) 787-2058
           Telephone: (510) 787-4209
           Attention: General Counsel


    (e) No Strict Constructions. This Contract has been prepared jointly by representatives of the parties hereto and shall not be strictly construed against either party.

     (f)  Successors  and  Assigns.   All  the  covenants  and
provisions of this Contract by or for the benefit of the Producer or the Association shall bind and inure to the benefit of their respective successors and assigns; provided, however, that no assignment of this Contract or any portion hereof shall relieve the assigning party of any of its duties or obligations hereunder. Neither party shall assign this Contract without the written consent of the other party and C&H.

    (g) Severability. If any term, provision, covenant or restriction of this covenant is held by a court of competent jurisdiction or other authority of arbitral tribunal to be invalid, illegal, void or unenforceable under applicable law, such term, provision, covenant or restriction shall be excluded from this Contract and the balance of the Contract shall be interpreted as if such term, provision, covenant or restriction were so excluded and shall be enforceable in accordance with its terms to the fullest extent permitted by law.

   (h) Further Assurances. Each of the parties shall, without further consideration, use reasonable efforts to execute and deliver to the other such additional documents and take such other action, as the other may reasonably request to carry out the intent of this Contract and the transaction contemplated hereby.

   (i) Governing Law. This Contract shall be governed by, and construed in accordance with, the internal laws of the State of Hawaii (without reference to its conflict of law rules) as applied to agreements among Hawaii residents entered into and to be performed entirely within Hawaii.

    (j) Counterparts. This Contract may be executed in any number of counterparts, each of which when so executed shall be deemed an original, and all of which taken together shall constitute but one and the same agreement.

    (k) Approval of Bylaws. The Producer agrees to be and is bound by the Bylaws of the Association, including all amendments thereto. In the event of a conflict between this Agreement and the Bylaws, the terms of this Agreement shall prevail with respect to the subject matter hereof.


DATE:  June 4, 1993


           ASSOCIATION

           HAWAIIAN SUGAR TRANSPORTATION COMPANY, INC.


           By:_____________________

           Title:  President


           PRODUCER

           [HAWAII GROWER]

           By:_____________________

           Title:__________________



    IN WITNESS WHEREOF, the parties hereto have caused this Contract to by duly executed as of the date first above written.


           ASSOCIATION

           HAWAIIAN SUGAR TRANSPORTATION COMPANY, INC.

           By:_____________________

           Title:__________________


           PRODUCER

           OAHU SUGAR COMPANY, LTD.

           By:_____________________

           Title:__________________



    IN WITNESS WHEREOF, the parties hereto have caused this Contract to be duly executed as of the date first above written.


           ASSOCIATION

           HAWAIIAN SUGAR TRANSPORTATION COMPANY, INC.

           By:_____________________

           Title:__________________


           PRODUCER

           LIHUE PLANTATION COMPANY, LTD.

           By:_____________________

           Title:__________________


    IN WITNESS WHEREOF, the parties hereto have caused this Contract to be duly executed as of the date first above written.


           ASSOCIATION

           HAWAIIAN SUGAR TRANSPORTATION COMPANY, INC.

           By:_____________________

           Title:__________________


           PRODUCER

           KEKAHA SUGAR COMPANY, LTD.

           By:_____________________

           Title:__________________


    IN WITNESS WHEREOF, the parties hereto have caused this Contract to be duly executed as of the date first above written.


           ASSOCIATION

           HAWAIIAN SUGAR TRANSPORTATION COMPANY, INC.

           By:_____________________

           Title:__________________


           PRODUCER

           PIONEER MILL COMPANY, LIMITED

           By:_____________________

           Title:__________________


    IN WITNESS WHEREOF, the parties hereto have caused this Contract to be duly executed as of the date first above written.


           ASSOCIATION

           HAWAIIAN SUGAR TRANSPORTATION COMPANY, INC.

           By:_____________________

           Title:__________________


           PRODUCER

           OLOKELE SUGAR COMPANY, LTD.

           By:_____________________

           Title:__________________

  IN WITNESS WHEREOF, the parties hereto have caused this Contract to be duly executed as of the date first above written.


           ASSOCIATION

           HAWAIIAN SUGAR TRANSPORTATION COMPANY, INC.

           By:_____________________

           Title:__________________


           PRODUCER

           MAUNA KEA AGRIBUSINESS CO., INC.

           By:_____________________

           Title:__________________

    IN WITNESS WHEREOF, the parties hereto have caused this Contract to be duly executed as of the date first above written.


           ASSOCIATION

           HAWAIIAN SUGAR TRANSPORTATION COMPANY, INC.

           By:_____________________

           Title:__________________


           PRODUCER

           KA'U AGRIBUSINESS CO., INC.

           By:_____________________

           Title:__________________


    IN WITNESS WHEREOF, the parties hereto have caused this Contract to be duly executed as of the date first above written.


           ASSOCIATION

           HAWAIIAN SUGAR TRANSPORTATION COMPANY, INC.

           By:_____________________

           Title:__________________


           PRODUCER

           WAIALUA SUGAR COMPANY, INC.

           By:_____________________

           Title:__________________


    IN WITNESS WHEREOF, the parties hereto have caused this Contract to be duly executed as of the date first above written.


           ASSOCIATION

           HAWAIIAN SUGAR TRANSPORTATION COMPANY, INC.

           By:_____________________

           Title:__________________


           PRODUCER

           GAY & ROBINSON, INC.

           By:_____________________

           Title:__________________


               STANDARD SUGAR MARKETING CONTRACT

                         RIDER 5.02


   WHEREAS, the transfer before the close of the 1993 Contract Year from the Association's Standard Sugar Transportation Contract to the Association's Standard Sugar Marketing Contract of the costs of ocean transportation of Sugar delivered by the Patrons to the Association would result in the Patrons bearing different per ton costs for the ocean transportation of Sugar delivered to the Association depending upon when during such year the Patrons delivered Sugar to the Association;

    WHEREAS, the Association and the Patrons desire that all Sugar delivered to the Association during the course of a
Contract Year bear the same per on cost of ocean transportation without regard to when within such year such Sugar is delivered to the Association; and

    WHEREAS, the desired allocation of ocean transportation costs is in accordance with the past practice of the Hawaiian sugar industry and is fair and equitable to all Patrons of the Association;

   THE PARTIES AGREE AS FOLLOWS:

   The cost of ocean transportation of the Sugar of the
1993  Contract  Year  shall be borne  by  the  Patrons,
including  the Producer, on a pooled basis pursuant  to
the  existing  Standard Sugar Transportation  Contracts
between  the Association and its Patrons.  All  amounts
payable   under   the  Standard  Sugar   Transportation
Contract between the Producer and the Association  with
respect  to  Sugar of the 1993 Contract Year  shall  be
deducted from amounts payable under this Contract.   If
the  Association  does not require 1993  Contract  Year
Sugar  delivered  by  the Producer  to  be  transported
pursuant   to   such   Standard  Sugar   Transportation
Contract, the Association shall charge to the Producer an amount equal to the cost of ocean transportation which would otherwise have been borne by the Producer.

DATE:_________________


           ASSOCIATION

           HAWAIIAN SUGAR TRANSPORTATION COMPANY, INC.

           By:____________________

           Title:_________________


           PRODUCER

           [HAWAII GROWER]

           By:____________________

           Title:_________________